EXHIBIT 99.1


                   PEOPLE'S LIBERATION REPORTS FOURTH QUARTER
                        AND FISCAL YEAR FINANCIAL RESULTS


         o FISCAL YEAR NET SALES INCREASE 175% TO $16.0 MILLION FROM $5.8 MILLION IN 2005

         o        FISCAL YEAR GROSS MARGIN INCREASES TO 44.9% FROM 38.5% IN 2005

         o        FOURTH QUARTER GROSS MARGIN REACHES RECORD 49%

LOS ANGELES, March 12, 2007--People's Liberation, Inc. (OTCBB:PPLB), designer of high-end casual apparel under the brand names People's Liberation(TM) and William Rast(TM), today announced financial results for the fourth quarter and year ended December 31, 2006.

2006 YEAR-TO-DATE FINANCIAL RESULTS

Net sales for 2006 rose 175% to a record $16.0 million compared with $5.8 million for 2005. Gross margin improved to 44.9% compared with 38.5% in 2005, due to economies of scale achieved in the manufacturing process and modified production processes and increased selling prices. Total operating expenses for 2006 increased to $8.1 million from $2.7 million in 2005. This increase was due primarily to increased selling, design and production and general administrative expenses incurred to promote the People's Liberation and William Rast brands. Net loss for the year ended December 31, 2006 amounted to $865,000 compared with $570,000 in 2005. The 2006 net loss was due to increased operating costs, partially offset by increased sales and gross margin during the year.

2006 FOURTH QUARTER FINANCIAL RESULTS

Net sales for the fourth quarter of 2006 were $4.4 million compared with $5.1 million in the preceding quarter. This reflects the changes in the seasonality of the Company's product mix. Gross profit as a percentage of net sales increased to 49.5% for the fourth quarter of 2006 compared with 46.5% in the third quarter of 2006. This increase also resulted from a seasonal change in product mix during the fourth quarter of 2006 and economies of scale achieved in the product manufacturing process. Operating expenses for the fourth quarter of 2006 amounted to $2.5 million, compared with $2.2 million in the third quarter of 2006. Net loss for the fourth quarter of 2006 was $295,000 compared with net income of $133,000, in the third quarter of 2006. The decrease was due to lower sales and increased selling and general and administrative expenses, including the Company's first ever fashion show partially offset by the increased gross margin.

"We are extremely pleased with the progress we have made on all fronts in a very short amount of time. Our record sales for 2006 reflect the strength of our People's Liberation and William Rast brands and increased demand for our products. Both brands are now available to purchase on the web, we have launched William Rast's full collection through a media-promoted fashion show, and we
have  Andreas  Kurz,  an  apparel  veteran,   spearheading  our   international
expansion. All of this has happened within the last two quarters. We have also continued to benefit from our shift to a cut, make and trim manufacturing process, which has helped us improve our gross margin. It is an exciting time for both brands; best of all, our product offering is stronger than ever. Our record bookings at the Project and Coterie tradeshows are a testament to the increased demand for our products in the marketplace, which we believe will continue throughout 2007," said Chairman and Chief Executive Officer, Daniel Guez.

CONFERENCE CALL

Investors are invited to participate in the conference call on Monday, March 12, 2007 at 1:30 p.m. (Pacific Time) by dialing 877-704-5381 in the U.S. or 913-312-1295 outside the U.S. A telephone replay will be available beginning Monday, March 12, 2007 at 4:30 p.m. Pacific Time, through Monday, March 26, 2007 at 9:00 p.m. PT. To access the replay, dial 888-203-1112 (U.S.) or 719-457-0820
(International) and use pass code: 2969542. The call also will be webcast at www.earnings.com. For those who cannot listen to the live webcast, the call will be archived for 30 days at the investor relations section of the Company's website at www.peoplesliberation.com.

ABOUT PEOPLE'S LIBERATION, INC.

People's Liberation, Inc., based in Los Angeles, designs, markets and sells premium contemporary apparel under the brand names People's Liberation(TM) and William Rast(TM). The clothing consists of premium denim, knits, wovens, and outerwear for men and women. In the United States, the Company distributes its merchandise to better department stores and boutiques, including Nordstrom, Bloomingdales, Neiman Marcus, Atrium and Fred Segal. Outside the U.S., in select countries, the Company sells its products directly and through distributors to better department stores and boutiques, including TNT in Canada, Jades in Germany and Sears in Mexico City. The Company also sells merchandise on its websites: www.peoplesliberation.com and www.williamrast.com.

FORWARD-LOOKING STATEMENTS

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may differ materially. Examples of forward looking statements in this news release include statements regarding the belief that the our record bookings at the Project and Coterie tradeshows are a testament to the increased demand for our products in the marketplace, which we believe will continue throughout 2007. Factors which could cause actual results to differ materially from these forward-looking statements include the company's ability to maintain customer and strategic business relationships, the impact of competitive products and pricing, growth in targeted markets, the adequacy of the company's liquidity and financial strength to support its growth, and other information that may be detailed from time to time in the Company's filings with the United States Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                           Financial Tables to Follow


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                            PEOPLE'S LIBERATION, INC.
                          Selected Balance Sheet Items
                             (all numbers in $000's)

                                                                    DECEMBER 31,
                                                                        2006
                                                                    ------------
Cash and cash equivalents .......................................   $         62
Due from factor and accounts receivable .........................   $      3,791
Inventories .....................................................   $      2,846
Total current assets ............................................   $      6,908
Total assets ....................................................   $      8,207

Accounts payable and accrued expenses ...........................   $      2,298
Total current liabilities .......................................   $      2,301
Total liabilities ...............................................   $      2,362
Total stockholders' equity ......................................   $      5,845
Total liabilities and equity ....................................   $      8,207


                            PEOPLE'S LIBERATION, INC.
                      Consolidated Statements of Operations
              (all numbers in $000's, excluding numbers per share)

                                                        YEAR ENDED DECEMBER 31,
                                                        -----------------------
                                                          2006           2005
                                                        --------       --------
Net sales ........................................      $ 15,960       $  5,803
Cost of goods sold ...............................         8,802          3,567
                                                        --------       --------
   Gross profit ..................................         7,158          2,236

Selling expenses .................................         2,242            862
Design and production ............................         2,278            892
General and administrative .......................         3,586            972
                                                        --------       --------
   Total operating expenses ......................         8,106          2,726

Loss from operations .............................          (948)          (490)
Interest income (expense) and other ..............            60            (30)
                                                        --------       --------
Loss before income taxes .........................          (888)          (520)
Benefit (provision) for income taxes .............            23            (50)
                                                        --------       --------
Net loss .........................................          (865)          (570)
                                                        --------       --------

Less preferred stock dividend ....................          --           (4,906)
                                                        --------       --------
Net loss available to common shareholders ........      $   (865)      $ (5,476)
                                                        ========       ========

Basic and diluted weighted average
  loss per common share (1) ......................      $  (0.03)      $ (33.60)
                                                        ========       ========
Basic and diluted weighted average common
  shares outstanding (1) .........................        34,064            163
                                                        ========       ========

(1) Reflects the retroactive conversion of Series A convertible preferred stock, reverse stock split of 1:9.25 and subsequent issuance of shares to preserve round lot holders as of January 1, 2005, which became effective on January 5, 2006.


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CONTACT:
People's Liberation                            Integrated Corporate Relations
Darryn Barber, CFO                             Ina McGuinness/Patricia Dolmatsky
213 745-2123                                   310 954-1100


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